Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CURO GROUP HOLDINGS CORP.

CURO Group Holdings Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1) The Corporation was originally formed on February 7, 2013 by filing a Certificate of Incorporation (as amended, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware under the name Speedy Group Holdings Corp. The Corporation filed a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on February 11, 2013. The Corporation changed its name to Curo Group Holdings Corp. by filing a second Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on May 11, 2016. The Corporation effected a forward stock split of its common stock, by filing a third Certificate of Amendment to the Certificate of Incorporation on December 6, 2017.

(2) This Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation in its entirety.

(4) The text of the current Certificate of Incorporation hereby is amended and restated in entirety as follows:

ARTICLE I

NAME

The name of the Corporation is CURO Group Holdings Corp.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same exists or may hereafter be amended.

ARTICLE IV

CAPITAL STOCK

I.	Authorized Capital

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 250,000,000, consisting of 225,000,000 shares of Common Stock, with a par value of $0.001 per share (“Common Stock”) and 25,000,000 shares of Preferred Stock, with a par value of $0.001 per share (“Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as hereinafter defined) relating to any series of Preferred Stock).

II.	Common Stock

A. Voting Rights. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, each holder of record of Common Stock shall have one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

B. Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor.

C. Liquidation. Subject to the payment or provision for payment of all debts and liabilities of the Corporation and to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation (a “Liquidation Event”), all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock shall be divided among and distributed ratably to the holders of Common Stock. The term “Liquidation

Event” shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

D. Preemptive Rights. No holder of Common Stock is entitled to any preemptive, subscription, conversion or redemption rights and the Common Stock is not subject to redemption or sinking fund provisions.

III.	Preferred Stock

Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Certificate of Designation”) with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), privileges (including redemption privileges), preferences (including liquidation preferences) and relative, participating, optional and other special rights (including dividend rights and conversion rights), and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, each as may be permitted by the DGCL. The privileges, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Amendment of Amended and Restate Certificate of Incorporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation and in addition to any affirmative vote of the holders of any particular class of capital stock of the Corporation required by applicable law, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Article IV, this Article V, Article VI, Article VIII and Article IX of this Amended and Restated Certificate of Incorporation.

B. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation in whole or in part, without the vote of the holders of any particular class of capital stock of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of any particular class of capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any Certificate of Designation with respect to any series of Preferred Stock) and this Article VI the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the vote of a majority of the directors then in office, even if less than a quorum, or if no directors remain in office, by a vote of the stockholders at a special meeting called for such purpose. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, if applicable) may be removed only for cause and only by the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, the Corporation is expressly authorized, by approval of the Board of Directors, to provide indemnification of current and former directors, officers, employees and agents of the Corporation, and of any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another person, and to advance expenses (including attorneys’ fees) incurred by any such person. Any right to indemnification or advancement of expenses provided by or granted pursuant to this Amended and Restated Certificate of Incorporation and the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Bylaws, any agreement, a vote of stockholders or disinterested directors or otherwise.

C. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. The Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to Friedman Fleischer & Lowe Capital Partners II, L.P., FFL Executive Partners II, L.P. and FFL Parallel Fund II, L.P. (collectively, the “FFL Holders”) or any of their respective officers, directors, agents, stockholders, members, managers, partners, Affiliates (as defined below) and subsidiaries (other than the Corporation and its subsidiaries) (collectively, “Representatives”) and that may be a business opportunity for the FFL Holders, even if the opportunity is one that the Corporation might reasonably have pursued or had the ability to pursue if granted the opportunity to do so. For the purposes of this Article XI, (i) an “Affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. Notwithstanding the foregoing, no FFL Holder shall be deemed to be an Affiliate of the Corporation or any of its subsidiaries for purposes of this Article IX.

B. Neither the FFL Holders nor any of their respective Representatives shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, none of the FFL Holders nor any of their respective Representatives shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activities. Subject to Section D of this Article IX, in the event that any of the FFL Holders or their respective Representatives acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, neither the FFL Holders nor any of their respective Representatives shall, to the fullest extent permitted by law, have any fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such FFL Holder or its respective Representatives, pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C. The Corporation and its Affiliates do not have any rights in or to the business ventures of the FFL Holders or any of their respective Representatives, or the income or profits derived therefrom, and the Corporation agrees that each of the FFL Holders and their respective Representatives may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

D. The Corporation does not renounce its interest in any corporate opportunity offered to the Corporation or any of its subsidiaries.

E. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (2) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (3) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section B of Article X.

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IN WITNESS WHEREOF, CURO Group Holdings Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of December, 2017.

CURO GROUP HOLDINGS CORP.

By:	/s/ Roger Dean
	Name:	Roger Dean
	Title:	Treasurer, Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation of CURO Group Holdings Corp.]